CERTIFICATE OF DESIGNATIONS

OF

CLASS B COMMON STOCK

OF

VIDEO RIVER NETWORKS INC.

A Nevada Corporation

Video River Networks Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to the authority of the Board of Directors under the Nevada Revised Statutes of the State of Nevada (the “NRS”).

WHEREAS, the Certificate of Incorporation, as amended (the “Amended Certificate of Incorporation”), provides for a class of its authorized stock known as Class B Common Stock, comprised of 100,000,000 shares, Common stock, par value $0.001 per share (the “Class B Common Stock”), issuable from time to time in one or more series;

WHERAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly-unissued series of Class B Common Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this authority, the Board of Directors has authorized and in connection therewith has fixed the rights, preferences, restrictions and other matters relating to the Corporation’s newly designated Class B Common Stock (“Class B Common Stock”), consisting of 100,000,000 shares, as evidenced by this Certificate of Designations, Preferences, and Rights adopted in accordance with the laws of the State of Nevada  on December 16, 2020 (the “Class B Common Stock Certificate of Designation”);

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Certificate of Incorporation, as Amended, the Board of Directors hereby authorizes the adoption of this Class B Common Stock Certificate of Designation:

1. Designation and Amount. The shares of such class of the authorized Common Stock shall be designated as Class B Common Stock” and the number of shares constituting such class shall be 100,000,000 shares.

2. No Maturity, Sinking Fund, Mandatory Redemption. The Class B Common Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Class B Common Stock. The Corporation is not required to set aside funds to redeem the Class B Common Stock.

3. Ranking. The  Class B Common Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) equal to all classes or series of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the  Class B Common Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the  Class B Common Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Class B Common Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4. Dividends.

(a) Holders of shares of the Class B Common Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, dividends at the same rate of the ordinary Common Stock of the Company.  Dividends payable on the  Class B Common Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be pro-rated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b) No dividends on shares of  Class B Common Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of  Class B Common Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation  it may issue ranking senior to the  Class B Common Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $10.32, before any distribution of assets is made to holders of the ordinary Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the  Class B Common Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of  Class B Common Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of  Class B Common Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the  Class B Common Stock in the distribution of assets, then the holders of the  Class B Common Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

6. Redemption.

(a) The  Class B Common Stock is not redeemable by the Company prior to a date thirty-six (36) months from the date of closing of the issuance of the shares of  Class B Common Stock (the “Redemption Commencement Date”), except as described in this Section 6.

(b) A “Change of Control” is deemed to occur when, after the date of closing of the issuance of the shares of  Class B Common Stock, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (any trust, partnership, corporate or other entity), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

(c) In the event the Corporation elects to redeem  Class B Common Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each holder of record of  Class B Common Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of  Class B Common Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the  Class B Common Stock are to be surrendered for payment of the redemption price; (v) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); and (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of  Class B Common Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of  Class B Common Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of  Class B Common Stock except as to the holder to whom notice was defective or not given.

(d) Holders of  Class B Common Stock to be redeemed shall surrender the  Class B Common Stock at the place designated in the notice of redemption and shall be entitled to the redemption price following the surrender.

(e) If notice of redemption of any shares of  Class B Common Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of  Class B Common Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price, those shares of  Class B Common Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate.

(f) If any redemption date is not a Business Day, then the redemption price, payable upon redemption may be paid on the next Business Day and no interest will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding  Class B Common Stock is to be redeemed, the  Class B Common Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j) In connection with any redemption of  Class B Common Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of  Class B Common Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the  Class B Common Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of  Class B Common Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of  Class B Common Stock shall be redeemed unless all outstanding shares of  Class B Common Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of  Class B Common Stock (except by exchanging it for its capital stock ranking junior to the  Class B Common Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of  Class B Common Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of  Class B Common Stock.

(l) Subject to applicable law, the Corporation may purchase shares of  Class B Common Stock in the open market, by tender or by private agreement. Any shares of  Class B Common Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Class B Common Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Class B Common Stock.

7. No Conversion Rights. The shares of  Class B Common Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

8. Voting Rights. Each of the Class B Common Stock is entitled to one vote, except as set forth in this Section 8 or as otherwise required by law. On each matter on which holders of  Class B Common Stock are entitled to vote, each share of  Class B Common Stock will be entitled to one vote, except that when shares of any other class or series of Class B Common Stock the Corporation may issue have the right to vote with the  Class B Common Stock as a single class on any matter.

9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of  Class B Common Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of  Class B Common Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required).

10. No Preemptive Rights. No holders of the  Class B Common Stock will, as holders of  Class B Common Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

11. Record Holders. The Corporation and the transfer agent for the  Class B Common Stock may deem and treat the record holder of any  Class B Common Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly adopted and executed in its name and on its behalf on this 16th day of December 2018.

VIDEO RIVER NETWORKS INC.

/s/: Frank I Igwealor
Name:	Frank I Igwealor
Title:	Chief Executive Officer